Exhibit 10.4

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

ASSIGNMENT AGREEMENT

This Assignment Agreement (hereinafter referred to as “Agreement”) is made and entered into as of the 9th day of February, 1994, by and between RESEARCH DEVELOPMENT FOUNDATION (hereinafter referred to as “RDF”), a Nevada nonprofit corporation having its office at 402 North Division Street, Carson City, Nevada, 89703;

AND

DEPOTECH CORPORATION (hereinafter referred to as “DepoTech”), a California corporation, having an office at 11025 North Torrey Pines Road, Suite 100, La Jolla, California, 92037.

WITNESSETH:

WHEREAS, RDF is a nonprofit organization exempt from taxation under Section 501 (c)(3) of the Internal Revenue Code of 1986;

WHEREAS, RDF is the owner of certain inventions, discoveries, and know-how comprising certain Proprietary Property (as hereinafter defined) described in Exhibit 1 hereto;

WHEREAS, RDF is the owner of all the right, title and interest in and to said Proprietary Property and has determined that assignment thereof to Licensee is the only practicable manner in which the Proprietary Property can be utilized to benefit the public;

WHEREAS, RDF has filed and intends to file for patents and/or other protection therefor in the countries listed in Exhibit 2 hereto (hereinafter referred to as “worldwide”) as provided herein; and

WHEREAS, DepoTech desires to obtain the exclusive worldwide rights to use, make, produce and sell methods, processes, or products of RDF’s Proprietary Property;

NOW, THEREFORE, in consideration of the above premises and the covenants herein, the parties agree as follows:

ARTICLE I

Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

1.1 The term “Proprietary Property” shall mean and include developments, patent rights, copyrights, as well as all patent applications, techniques, methods, processes, apparatus, products, data, trade secrets, confidential information, improvements thereto, modifications thereof, and Know-How, whether patentable or not, related to the technology described in Exhibit 1 hereto;

1.2 The term “Patent Rights” or “Rights in Patents” shall mean any pending United States patent application, any pending foreign patent application, and/or any patent now or hereafter owned or controlled by, or assigned to, RDF and any divisions, continuations and continuations-in-part based thereon, any reissues, patents of addition or importation, or other extensions thereof, and includes any pending patent applications and patents issuing thereon during the term of this Agreement which cover improvements and modifications related to the foregoing technology.

1.3 The term “Know-How” shall mean all information, data, specifications, techniques, software, methods of manufacture, and clinical, as well as diagnostic, information relating to RDF’s Proprietary Property which is known to RDF, which RDF is free to disseminate without accounting to others and which is not in the public domain (as defined in Article XIII, paragraphs [a]-[d]).

1.4 The term “Assigned Proprietary Property” shall mean and include the Proprietary Property, including the Patent Rights, Rights in Patents and Know-How, all of which are assigned hereunder to DepoTech.

1.5 The term “Assigned Applications” shall mean patent application rights included within Proprietary Property, and any division, continuation, extension or confirmation rights with respect to the filings thereof in the United States of America and foreign countries.

1.6 The term “Assigned Patents” shall mean, both individually and collectively, the United States of America and Foreign Patents included within Proprietary Property and any division, reissue, continuation or extension thereof.

1.7 The term “Product” shall mean a product or portion of a product that where made, used or sold “embodies an invention there claimed, or which is specifically intended to be used to practice a method or process there claimed, in an Assigned Patent (or a patent application if the resulting Letters Patent would constitute an “Assigned Patent” hereunder) and which is manufactured and sold by or for DepoTech (or its licensees).

1.8 The term “Improvements” shall mean any improvement and/or modification of the Assigned Proprietary Property that comes within the claims of the Assigned Patents.

1.9 The term “Subsidiaries” shall mean any present or future companies organized under the laws of any nation with respect to which (i) at least fifty percent (50%) in value or (ii)

at least fifty percent (50%) of the total combined voting power of all classes of shares entitled to vote is directly or indirectly under the control of DepoTech. The term “DepoTech” wherever used herein shall include any Subsidiaries of DepoTech.

1.10 The term “Gross Revenues” shall mean charges actually collected by DepoTech from sales, rental, lease, licensing, maintenance, or production of a Product or from licensing or the use of Assigned Proprietary Property to a third party, less:

(a)	Usual trade and/or cash discounts actually allowed and taken;

(b)	Forwarding expenses, freight, special packaging charges, postage and duties actually paid or allowed and taxes imposed directly on the seller with respect to such sales and other transactions;

(c)	Credits for goods returned; and

(d)	Government-related retroactive price reductions or rebates.

No other allowance or deduction shall be made by whatever name known. Notwithstanding the foregoing, Gross Revenues shall not include payments and fees relating to research, development and/or regulatory approval contracts or the like.

1.11 The terms “commercialize” and “commercialization” shall mean the sale, licensing, or other use by DepoTech of the right to use the method and process or to manufacture and distribute for sale to the public the Assigned Proprietary Property under such circumstances as may be permitted by applicable international, federal, and state laws and regulations.

ARTICLE II

Assignment

2.1 RDF hereby assigns to DepoTech all right, title, and interest in the Assigned Proprietary Property such that DepoTech shall have the exclusive rights to produce, have produced, to make, have made, to manufacture, have manufactured for it, to use and/or to sell, rent or lease the apparatus, products, techniques, methods, processes, advances, developments, and inventions employing the Assigned Proprietary Property throughout the world. Except as provided herein, no other, further, or different property or rights are hereby assigned or granted, either expressly or by implication.

2.2 DepoTech shall give to RDF written notice of licenses to others, and RDF shall be a third party beneficiary of each such license.

ARTICLE III

Improvements, Patents and Publication

3.1 DepoTech agrees, at DepoTech’s expense, to timely file patent applications relating to the Proprietary Property in the territories listed on Exhibit 2 hereto (except to the extent such applications have previously been filed by RDF).

3.2 DepoTech further agrees to use its best efforts to prosecute such patent applications and to maintain any patents issued thereon. Notwithstanding the foregoing sentence, in the event that DepoTech reasonably determines that prosecution or maintenance of a patent in a particular territory is not economically viable, DepoTech shall promptly notify RDF of DepoTech’s intention to abandon such patent application or patent. Upon receipt of such notice, RDF, in its sole discretion, may elect to assume responsibility (and to pay associated fees and expenses) with respect to a patent application or patent which DepoTech intends to abandon. If RDF elects to assume responsibility for a patent application or patent which DepoTech intends to abandon, DepoTech shall assign such patent application or patent to RDF. RDF may, in its sole discretion, abandon any patent application or patent for which it has previously assumed responsibility and will not be liable to DepoTech in any way for such abandonment.

3.3 Consistent with the definitions contained in Article I, RDF agrees to make available promptly to DepoTech during the term of this Agreement any Improvements now or hereafter found, owned, or controlled by RDF, and to submit to DepoTech all available Know-How pertaining thereto. Such Improvements in or to the Assigned Proprietary Property and the corresponding rights throughout the world in patents or copyrights shall be included in the Assigned Proprietary Property which is assigned to DepoTech pursuant to Article II upon the same terms and conditions set forth in this Agreement.

3.4 DepoTech shall reasonably, promptly submit to RDF during the term of this Agreement all available information and Know-How on any Improvements, whether patentable, copyrightable or not, now or hereafter found, discovered, invented, owned, or controlled by DepoTech.

3.5 Any Improvements, whether patentable, copyrightable or not, now or hereafter made and conceived by agents or employees of DepoTech, either independently or jointly with others, shall to the extent of DepoTech’s rights therein be considered as part of the Assigned Proprietary Property. The world-wide rights in the corresponding patents, patent applications, copyrights and/or Know-How shall be the property of DepoTech subject to all the terms and conditions of this Agreement. RDF shall reimburse DepoTech for the salaries, costs and expenses DepoTech incurs directly (excluding indirect overhead) in conceiving, developing and reducing to practice Improvements included in the Assigned Proprietary Property that are subject to this Section wherein ownership is vested in DepoTech. Said reimbursement shall be effectuated by DepoTech retaining [**] percent ([**]%) of the royalties and payments resulting from such Improvements due and payable to RDF pursuant to Article IV. The total amount to be reimbursed hereunderfor all Improvements subject to this Section shall not exceed the amount of $[**].

3.6 If patentable or otherwise protectable Improvements are now or hereafter made and conceived by agents or employees of DepoTech or RDF, either independently or jointly with others, and DepoTech, at its sole discretion, considers it desirable to obtain patent, copyright, or other protection thereon, RDF agrees to cooperate fully and to do all proper things necessary or desirable to obtain and maintain patent, copyright or other protection therefor throughout the world, all at DepoTech’s expense.

3.7 Notwithstanding the provisions in Section 3.6 above, if DepoTech fails to file an application for patent or other protection therefor within six (6) months after receipt of a written request from RDF to do so, DepoTech shall be deemed to have consented to RDF obtaining and maintaining the necessary protection therefor at RDF’s expense, in which event all right, title and interest in such Improvements shall be the property of RDF, subject to: (i) DepoTech’s right to open negotiations with RDF for a license back to DepoTech of such Improvements, and (ii) a right of first refusal on the part of DepoTech. The right of first refusal provided by this Section is exercisable as follows: if a license of all or a part of RDF’s interest in Improvements acquired under this Section is to be offered to any party not under the exclusive control of RDF (hereafter, a “third party”), or if RDF receives an offer from a third party for a license of such Improvements by RDF, then RDF shall notify DepoTech in writing of its intent to make or consider the offer and of the terms of the offer.

DepoTech shall then have a period of ninety (90) days from its receipt of the notice to respond thereto with an offer of terms for the license of the Improvements to DepoTech, which offer will be considered with good business judgment by RDF. Any competing offer made by or to RDF prior to the expiration of the ninety (90) day period will not be available for acceptance until (a) the expiration of the ninety (90) day period, and (b) RDF’s consideration of, and response to, any offer made by DepoTech. The filing and prosecuting of the United States patent applications by DepoTech or RDF, at DepoTech’s expense, shall in no case go beyond an appeal to and a decision by the United States Patent and Trademark Board of Appeals or the highest administrative patent authority in any other territory, unless DepoTech specifically agrees to further proceedings in writing. RDF may pursue further proceedings at its expense without the written authorization of DepoTech.

3.8 If either DepoTech or RDF files patent applications or otherwise obtains patent rights or copyrights which relate to the Assigned Proprietary Property, such patent application, patent rights or copyrights shall be included in the Assigned Proprietary Property, and DepoTech shall have exclusive worldwide rights thereto under the terms and conditions as set forth in this Agreement.

ARTICLE IV

Royalties

4.1 As consideration for granting of the assignment herein by RDF, DepoTech shall pay RDF during the term of this Agreement an earned royalty of [**] percent ([**]%) on Gross Revenues.

4.2 Only one royalty shall be payable on a Product, regardless of the number of Assigned Applications and Assigned Patents of the Assigned Proprietary Property under which such Product has been manufactured, used or sold. In those cases where a Product is sold as a part of an article which includes additional materials or components, the production of which does not use the inventions, processes or methods of the Assigned Proprietary Property, the Gross Revenues shall be based on the sales price at which DepoTech would sell the Product or services with respect to Product independently of such other materials or components in an arm’s length transaction.

4.3 Royalty payments, as provided in Section 4.1 of this Agreement, to be paid hereunder, shall be paid for a period extending from the first commercial revenue actually collected by DepoTech for the life of the last to expire of the patents or patent applications, of the Assigned Proprietary Property. Royalty payments shall cease for any patent which has been declared invalid by a final determination or judgment, or if this Agreement is terminated as hereinafter specified and provided.

4.4 DepoTech will pay to RDF [**] percent ([**]%) of the royalties or other consideration received from licensees with respect to the license of the Assigned Proprietary Property or the amount of royalty DepoTech would have owed pursuant to Section 4.1 had it engaged in the same conduct as said licensees, whichever is greater.

4.5 Wherever this Agreement provides that DepoTech may deduct expenses, payments or other amounts from royalties payable to RDF, (a) such deduction shall be applied only against royalties received from the territory with respect to which such deduction arose, and (b) such deduction shall be prorated over such time as is necessary to assure that the royalties payable to RDF from such territory in any period shall not be reduced by more than [**] percent ([**]%).

ARTICLE V

Payment and Reports

5.1 DepoTech shall notify RDF, in writing, within thirty (30) days of the date of the first commercial making, use, sale, or production employing the Assigned Proprietary Property.

5.2 DepoTech agrees that beginning with the date of the first commercial making, use, sale, or production of the Assigned Proprietary Property, RDF shall receive within sixty (60) days after the end of each of the first three fiscal quarters and within ninety (90) days after the fiscal year end:

(a)	Payment of earned royalties; and

(b)	A report showing the information and basis on which the earned royalties have been calculated.

5.3 All royalties payable by DepoTech shall be paid in U.S. Dollars. Conversion from currencies other than U.S. Dollars shall be at the rate of exchange used by DepoTech for its general accounting purposes, consistent with generally accepted accounting principles.

5.4 Until such time as royalties become payable pursuant to this Agreement, DepoTech agrees to make an annual report to RDF each April covering DepoTech’s progress during the previous calendar year with respect to research, development and commercialization of the Assigned Proprietary Property.

5.5 DepoTech also agrees to make a written report to RDF within ninety (90) days after the termination of this Agreement, stating in such report the royalties payable hereunder, the basis therefor, and the reason not previously reported and paid to RDF. DepoTech shall also continue to make annual reports pursuant to the provisions of this Agreement covering sales, uses, or production and the applicable earned royalties hereunderfor Assigned Proprietary Property and Products produced, during the term of this Agreement, but not sold or used until after termination thereof, until such time as all such reportable sales, uses, making, or production shall have terminated. Concurrent with the submittal of each post-termination report, DepoTech shall pay RDF all applicable royalties.

5.6 DepoTech shall keep full, true, clear and accurate records and books of account with respect to the Assigned Proprietary Property subject to royalty. Said records and books of account shall be kept by DepoTech at the usual places where their like records and books are kept and shall be retained for a period of five (5) years following the end of the calendar year to which they pertain. RDF shall have the right through its designated representatives to examine and audit, at a reasonable time, all such records and books of account and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to it under this Agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise, unless such statements appear in a letter, signed by the party having such right and delivered to the other party, expressly waiving such right. Notwithstanding the foregoing, RDF may require DepoTech to furnish any other information reasonably requested to enable RDF to evaluate DepoTech’s performance under this Agreement. Information obtained by RDF or its designated representative, pursuant to this paragraph 5.6, shall be treated as confidential and not disclosed to third parties, except to the extent necessary to enforce this Agreement or to prepare accounting and financial records and reports of RDF.

5.7 Royalty payments provided for in this Agreement shall, when overdue, bear interest at the then existing prime rate at Citibank of New York plus [**] percent ([**]%) per annum until paid, but in no event shall such interest exceed the usury limit as it exists from time to time in the State of Nevada.

ARTICLE VI

Effort to Commercialize

6.1 DepoTech shall undertake to use its best efforts with regard to commercialization of the Assigned Proprietary Property. DepoTech shall be considered to have utilized its best efforts if it pays to RDF within ninety (90) days after calendar year end the amounts specified below. Such payments shall begin with the calendar year in which occurs the date (the “Beginning Date”) of the earlier of (a) FDA approval of the Product, or (b) the first commercial sale by DepoTech or a licensee of the Product:

(a)	For calendar year of Beginning Date, at least $[**].

(b)	For first calendar year after Beginning Date, at least $[**].

(c)	For second calendar year after Beginning Date, at least $[**].

(d)	For each succeeding calendar year, at least $[**].

The amounts paid may be earned royalties, payments attributable to licensing, or advances to be credited against future royalties payable by DepoTech to RDF.

6.2 In the event DepoTech shall fail to meet the requirements for commercialization set forth in Section 6.1 of this Article, RDF, in its sole discretion, may either convert this Agreement into a non-exclusive license agreement or terminate this Agreement pursuant to the provisions of Article IX.

ARTICLE VII

Protection of Patents

7.1 DepoTech agrees where economically justified and within reasonable limits to protect the patent and/or Know-How of the Assigned Proprietary Property from infringement or misappropriation by third parties and to prosecute such infringers or defendants, but the decision to undertake such protection shall be in the sole discretion of DepoTech. DepoTech shall be entitled to deduct all its non-reimbursed expenses, including costs and legal fees incurred in bringing and prosecuting such infringement or misappropriation action, from royalties due RDF after commencement of such infringement or misappropriation action. In the event DepoTech desires to settle or compromise such suit or action in a manner that adversely impacts RDF or the Assigned Proprietary Property, DepoTech shall not so settle or compromise such suit or action without the written consent of RDF. In the event that DepoTech shall recover profits and/or damages from said infringer or defendant, DepoTech agrees to turn over to RDF [**] percent ([**]%) of any amounts paid to it by said infringer or defendant after deducting any of its expenses, including costs and legal fees incurred in such litigation, which DepoTech has not previously deducted from royalties payable to RDF.

7.2 RDF and DepoTech shall each give immediate written notice to the other of any infringement of a patent or misappropriation of Know-How of the Assigned Proprietary Property by any third party as may come to its knowledge. Notwithstanding Section 7.1, if DepoTech has not within six (6) months from the date on which it is notified or otherwise becomes aware of an infringement or misappropriation either terminated such infringement or initiated legal action against the infringer or defendant, it shall, upon written request of RDF, grant to RDF the right to prosecute an action against the infringer or defendant. DepoTech agrees, in the event that RDF cannot prosecute such infringement or misappropriation in its own name, to sign and give to RDF, as soon as practicable, all necessary documents in order for RDF to prosecute in the name of DepoTech, such infringement or misappropriation. In the event RDF shall recover profits and/or damages from said infringer or defendant, RDF agrees to turn over to DepoTech [**] percent ([**]%) of any amounts paid to it by said infringer or defendant after deducting any of its expenses, including costs and legal fees, incurred in such litigation.

7.3 DepoTech shall promptly advise RDF in writing of any notice or claim of any infringement and of the commencement against it of any suit or action for infringement of a third party patent made or brought against DepoTech and based upon the use hereunder by DepoTech of the Assigned Proprietary Property. RDF shall have the right either to:

(a)	Request that DepoTech enter into negotiations with such third party to obtain rights under the third party patent; or

(b)	Request that DepoTech defend such suit or action at DepoTech’s expense.

7.4 DepoTech is neither obligated to enter into negotiations with such third party to obtain rights under the third party patent nor obligated to defend such suit or action. If DepoTech, at its sole discretion, elects to enter into negotiations with such third party to obtain rights under the third party patent, or if DepoTech, at its sole discretion, elects to undertake at its own expense the defense of any such suit or action to the extent that the alleged infringement is based upon such use hereunder of the Assigned Proprietary Property, RDF shall render DepoTech all reasonable assistance that may be required by DepoTech in the negotiations or in the defense of such suit or action. DepoTech has the primary right to control the defense of any such suit or action by counsel of its own choice, and RDF shall have the right, at its own expense, to be represented in any such suit or action in respect of which RDF is a defendant by counsel of its own choice, subject to DepoTech’s right of control. Notwithstanding the foregoing, if DepoTech has not within ninety (90) days (or such lesser period of time as is necessary to avoid entry of a default judgment against DepoTech or RDF) from the date of receipt of a request from RDF under Section 7.3 either entered into negotiations with such third party to obtain rights under the third party patent or initiated legal action to defend such suit, it shall, upon written request of RDF, grant to RDF the right to enter such negotiations or defend such suit. DepoTech shall be entitled to deduct all its expenses, including costs and legal fees, incurred in entering into such negotiations or defending such suit from royalties due RDF after commencement of such action. In the event DepoTech desires to settle or compromise any such suit or action in a manner that adversely impacts RDF or the Assigned Proprietary Property, DepoTech shall not settle or compromise any such suit or action without the written consent of RDF, which consent shall not be unreasonably withheld.

7.5 In negotiating with such third party to obtain rights under such third party patents, and if, in obtaining such rights, DepoTech is required to make any payment to such third party, DepoTech shall be entitled to deduct such payment from the royalty payable to RDF.

ARTICLE VIII

Disclaimer of Liability and/or Warranty

8.1 Notwithstanding provisions in Article VII of this Agreement, nothing in this Agreement shall be construed as:

(a)	a warranty or representation by RDF as to the validity or scope of any Assigned Proprietary Property; or

(b)

a warranty or representation that anything sold, used, produced or otherwise disposed of under any assignment or license granted in this Agreement is or will be free from infringement of patents, copyrights, and/or trademarks of third parties; or

(c)	an express or implied warranty of merchantability or fitness for a particular purpose.

8.2 RDF shall exercise reasonable care in verifying the accuracy of information provided under this Agreement, but RDF shall not be liable for any damages arising out of or resulting from any information made available hereunder or of the use thereof, nor shall it be liable to DepoTech for consequential damages under any circumstances.

8.3 RDF shall have no responsibility for the ability of DepoTech to use such information, the quality or performance of any process or any product produced by DepoTech with the aid of such information or with respect to claims of third parties arising from DepoTech’s use of such information.

8.4 DepoTech shall assume all responsibility and liability for the sale, use, production, and/or commercialization of the Assigned Proprietary Property, including, but not limited to, the safety, effectiveness, and reliability of the process and/or products produced pursuant to this Agreement. DepoTech further agrees to defend, indemnify, and hold RDF, its trustees, directors, officers, employees, agents, representatives, successors, assigns and affiliated entities, harmless from and against any and all liability, demands, damages, expenses and losses for death, personal injury, illness, or property damage, including the cost of defense against same, which may be asserted, or any claims which may arise from the sale, use, production, commercialization, or other disposition of the Assigned Proprietary Property. DepoTech acknowledges that the Assigned Proprietary Property hereby is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness, and property damage.

8.5 DepoTech agrees to purchase and/or maintain insurance coverage sufficient, taking into account its other assets, to establish the ability of DepoTech to honor the indemnity made in Section 8.4 and shall name RDF as an additional named insured on such policy.

ARTICLE IX

Term and Termination

9.1 The term of this Agreement shall be for the life of the last to expire of the patents or patent applications of the Assigned Proprietary Property, whichever is later, unless sooner terminated as herein provided.

9.2 If DepoTech shall determine that it intends to declare itself insolvent or file for bankruptcy or reorganization, it shall give ten (10) days’ written notice to RDF. Notwithstanding the above, if DepoTech shall become bankrupt or insolvent; if the business or any assets or property of DepoTech shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act of DepoTech or otherwise; if DepoTech institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; or if DepoTech makes a general assignment for the benefit of creditors, this Agreement shall immediately terminate, and DepoTech shall reassign to RDF all right, title, and interest in the Assigned Proprietary Property, unless such bankruptcy, insolvency, receivership or assignment for the benefit of creditors shall have been cured within thirty (30) days of such event occurring. Upon occurrence of any of the foregoing events, DepoTech shall give immediate written notice thereof to RDF.

9.3 Upon any material breach or material default under this Agreement by DepoTech, RDF may give written notice thereof to DepoTech, and DepoTech shall have ninety (90) days after such notice to cure such breach or default. If such breach or default is not so cured, RDF may then in its sole discretion and option (a) convert this Agreement into a non-exclusive license agreement, or (b) terminate this Agreement whereupon DepoTech shall reassign to RDF the Assigned Proprietary Property or (c) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to DepoTech.

9.4 If DepoTech contests or assists another in contesting the validity of any of the patents assigned hereunder in a court of competent jurisdiction, RDF shall have the right to terminate this Agreement, whereupon DepoTech shall reassign to RDF the Assigned Proprietary Property.

9.5 Upon termination of this Agreement by reason of any breach or default of DepoTech, DepoTech agrees to discontinue the commercialization of the Assigned Proprietary Property, except for the sale of goods on hand.

9.6 Upon termination hereof for any reason, the licenses to third parties by DepoTech under the terms and conditions herein set forth shall remain in effect in accordance with the terms thereof, and DepoTech shall assign such Agreements to RDF.

ARTICLE X

Representations and Warranties

10.1 RDF represents and warrants that it owns the Assigned Proprietary Property and has the legal power and authority to extend the rights granted to DepoTech pursuant to this Agreement and has not assigned, licensed, pledged or compromised the Assigned Proprietary Property or made any commitments or offers inconsistent with or in derogation of the rights created by this Agreement.

10.2 RDF represents and warrants that it has no knowledge of any information likely to have a material effect on the validity or enforceability of any Assigned Patent or any claim thereof which was not disclosed to the Patent Office at the time that the Patent Applications for the technology set forth on Exhibit 1 hereto were filed or during the pendency of said applications.

10.3 DepoTech represents and warrants that it has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

10.4 DepoTech represents and warrants that it has no knowledge of any third party patent that would present a question of infringement with respect to Products.

ARTICLE XI

Agency/Partnership

11.1 Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other party’s credit or incur any obligations on behalf of the other party.

11.2 This Agreement shall not constitute either a partnership or a joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

11.3 Except as required by state or federal law, and subject to an exception for private and confidential discussions between DepoTech and potential corporate partners or licensees, DepoTech (including any affiliate or licensee of DepoTech) shall not, without prior written consent obtained from RDF, use for purposes of sales, advertising, marketing, marking of goods, promotion to investors, press releases or other publicity, etc.: (i) the name of (or any other information which would identify) RDF or any corporation which is controlled by the same persons who control RDF (“controlled corporation”); (ii) the names of trustees, directors, officers, or employees of RDF or a controlled corporation; or (iii) any trademarks (or adaptations thereof) of RDF or a controlled corporation.

ARTICLE XII

Marking

DepoTech agrees to apply or have applied to all articles where practical and to all containers containing products manufactured by it under this Agreement such patent notices as may be required by the laws of the territories where manufactured or as may reasonably be requested by RDF.

ARTICLE XIII

Nondisclosure of Confidential Information

13.1 All Proprietary Property and confidential scientific and technical information communicated by either party to the other under this Agreement, including information contained in patent applications, shall be kept confidential by each party, who shall not disclose it to anyone without first receiving the written consent of the other party to do so. Notwithstanding the foregoing, each party shall be relieved of the confidentiality obligations herein and not be prevented by this Agreement from utilizing any information received by it from the other party if:

(a)	The information was previously known to such party, but not including what was previously known to the inventors of the Proprietary Property;

(b)

The information is or becomes generally available to the public through no fault of such party, including as a result of publications and/or laying open to inspection of any patent applications that RDF may file corresponding to such U.S. or foreign patent applications;

(c)	The information is acquired in good faith in the future by such party from a third party who is not under an obligation of confidence to the other party in respect to such information;

(d)	The disclosure of such information is essential for the commercial exploitation of the Proprietary Property under this Agreement.

13.2 The agreement of DepoTech to maintain the Proprietary Property as confidential shall survive termination of this Agreement, regardless of the reason for its termination.

ARTICLE XIV

Miscellaneous

14.1 The captions herein are for convenience only and shall not be deemed to limit or otherwise affect the construction hereof.

14.2 All written notices, payments, reports and the like required or permitted hereunder shall be deemed to be given when mailed, postage prepaid, by registered or certified mail, if to RDF to:

Research Development Foundation

c/o Andrew MacKenzie, Esq.

402 North Division Street

Carson City, Nevada 89703

Attn: C. W. Wellen, President

cc: James F. Weiler, Esq.

and if to DepoTech to:

DepoTech Corporation

11025 North Torrey Pines Road

Suite 100

La Jolla, California 92037

Attn: Edward L. Erickson, President

or to such other person or by such other means as to which the parties may from time to time agree.

14.3 This Agreement, in whole or in part, shall not be assignable by either party without prior written consent of the other (unless to a successor entity to the assigning party by merger, acquisition or other reorganization), which consent will not be unreasonably withheld, and any attempted assignment without such consent shall be void.

14.4 The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights, or elections, or in any way to affect the validity of this Agreement. The exercise by either party of any of its rights herein or any of its elections under the terms or covenants herein shall not preclude either party from exercising the same or any other rights it may have under this Agreement, irrespective of any previous action or proceeding taken by either party hereunder.

14.5 This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, U.S.A.

14.6 If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be construed to be severable from the other provisions of this Agreement which shall retain full force and effect.

14.7 The parties hereto agree promptly to execute, forward, or otherwise provide all documents and material necessary or desirable to effectuate this Agreement.

14.8 The terms and conditions herein contained constitute the entire agreement between the parties and shall supersede all previous communications, either oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on the same shall be binding upon either party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the parties and shall expressly refer to this Agreement.

14.9 This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

14.10 Mention is made that by an agreement between the parties dated August 3, 1993, providing for the assignment of the Proprietary Property to DepoTech from RDF, DepoTech agreed to reimburse RDF for costs and expenses incurred to the date of the assignment in obtaining and maintaining patent protection for the Proprietary Property (approximately $[**]) reduced by costs and expenses incurred to the date of the assignment by DepoTech in connection with the patenting of the Proprietary Property (approximately $[**]). In lieu of a cash payment for such reimbursement, DepoTech agreed to give RDF a credit note for such amount which can be applied at the option of RDF against:

(a) the “Exercise Price” to be paid by RDF upon exercise of warrants to purchase DepoTech shares pursuant to the Warrant Agreement between the parties dated August 14, 1990; or

(b) royalties earned and payable on Improvements which would otherwise be credited to DepoTech under Section 3.5 of this Agreement; provided that, at any time after three (3) years from the date of this Agreement, RDF, at its option, may require that DepoTech elect to either: (i) pay off the remaining balance of the credit note in cash, or (ii) assign the Proprietary Property back to RDF (subject to an exclusive license back to DepoTech).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple originals by their duly authorized representatives.

RESEARCH DEVELOPMENT FOUNDATION

By:	/s/ Andrew MacKenzie
Name:	Andrew MacKenzie
Title:	Vice President

DEPOTECH CORPORATION

By:	/s/ Edward L. Erickson, President
Edward L. Erickson, President

EXHIBIT 1

Proprietary Property

The technology of “[**],” “[**],” “[**],” and “[**],” including without limitation U.S. patent application Nos. [**]; and [**]; [**]; U.S. Patent No. [**], respectively, and all divisional, continuation, continuation-in-part, renewal, extension and reissue applications; all foreign counterpart applications and patents; and all U.S. and foreign Patens issuing on said applications.

EXHIBIT 2

Proprietary Property

“[**]”

List of Countries

Australia Canada Denmark EPC * Finland Ireland Israel Japan Korea New Zealand Norway Portugal South Africa Taiwan U.S.A.

*	European patent application (EPC) designating as contracting states:

Austria, Belgium, France, West Germany, Greece, Italy, Luxembourg, Netherlands, Spain, Sweden, Switzerland, United Kingdom

“[**]”

List of Countries

Australia Canada EPC * Finland Ireland Israel Japan Korea Kuwait New Zealand Norway Peoples Republic of China Portugal Russian Federation Saudi Arabia South Africa Taiwan U.S.A.

*	European patent application (EPC) designating as contracting states:

Austria, Belgium, Denmark, France, Germany, Greece, Italy, Liechtenstein, Luxembourg, Netherlands, Spain, Sweden, Switzerland, United Kingdom

DATED 15 April 2004

(1) SKYEPHARMA, INC,

(2) SkyePharma PLC, ( solely in connection with issue of shares)

and

(2) RESEARCH DEVELOPMENT FOUNDATION

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT

THIS AGREEMENT is made and entered into effective the 15th day of April 2004 (the “Effective Date”)

BETWEEN:

(1)	SKYEPHARMA INC, (formerly known as Depotech Corporation) a company incorporated in California whose principal place of business is 10450 Sciences Center Drive, San Diego, California 92121 USA (“Skye”); and

(2)	solely with respect to Article 3, SKYEPHARMA PLC, a corporation organised and existing under the laws of United Kingdom, having offices located at 105 Piccadilly, London WIV 9FN (Parent); and

(3)	RESEARCH DEVELOPMENT FOUNDATION a Nevada nonprofit corporation having its office at 402 North Division Street, Carson City, Nevada, 89703 (“RDF”).

Whereas:

(A)

Skye (then trading as Depotech) and RDF are the parties to the Assignment Agreement dated 9th February 1994 (“the “1994 Agreement”) and the Letter Agreement dated 10th December 1997 hereinafter collectively called the (“Assignment Agreement”);

(B)	The parties wish to clarify and revise the terms of the Assignment Agreement;

THE PARTIES HEREBY AGREE as follows:

Article 1. Interpretation

In this Agreement, except as otherwise provided below, words and phrases shall bear the same meaning as in the Assignment Agreement, except that the following words and phrases shall have the following meanings:

1.1 “Gross Revenues” shall mean charges actually collected by Skye from sales, rental, lease, licensing, maintenance, or production of a Product or from licensing or the use of Proprietary Property by Skye or a third party, less:

(a)	usual trade and/or cash discounts actually allowed and taken;

(b)	forwarding expenses, freight, special packaging charges, postage and duties actually paid or allowed and taxes imposed directly on the seller with respect to such sales and other transactions;

c)	credits for goods returned; and

(d)	government-related retroactive price reductions or rebates.

No other allowance or deduction shall be made by whatever name known. Notwithstanding the foregoing, Gross Revenues shall not include payments and fees as defined in Article 1.5 “Other Consideration”.

1.2 “Current Agreements” shall mean:

a) those Agreements specified in Appendix 1

b) the agreements entered into prior to the date of this Agreement in relation to the Proprietary Property between Skye and GeneMedix, Astralis, Kirin Brewing Company, Pfizer, Amgen and Chugai and the feasibility agreements between Skye and Cognetix, Zealand and Eyetech.

1.3 “Future Agreements” shall mean all agreements entered into from the date of this Agreement by Skye that provide a license to (or other marketing arrangement) a third party to allow such third party to exploit the Proprietary Property’.

1.4 “Proprietary Property” shall mean Skye’s multivesicular liposome DepoFoam technology which consists of [**], [**] [**] composed of [**] (the “DepoFoam Technology”). Such DepoFoam Technology shall include (a) the Assigned Proprietary Property or Improvements as defined under the 1994 Agreement, and/or (b) existing and future patent or proprietary rights of Skye in DepoFoam Technology whether or not covered by or subject to the Assignment Agreement. For purposes of Skye’s payment, reporting, and indemnification obligations to RDF under the terms of the Assignment Agreement, as hereby amended, the parties agree that: (a) the scope of all relevant terms impacting such obligations contained in the Assignment Agreement (e.g., the definitions of Products, Assigned Proprietary Property, Assigned Applications, Assigned Patents, Improvements, etc.) shall be deemed to include all of. the DepoFoam Technology, and (b) the term of the Assignment Agreement and Skye’s payment, reporting, and indemnification obligations to RDF thereunder, as herein amended, are hereby extended for so long as Skye receives payments with respect to any of the DepoFoam Technology. For the avoidance of doubt the Proprietary Property shall exclude Skye’s proprietary technology known as [**], which consists of [**].

1.5 “Other Consideration” shall mean all compensation and consideration actually collected by Skye or its affiliates (other than royalties or any other form of payment based on Gross Revenues as defined in Article 1.1) from a Licensee or marketing partner from the licensing or use of the Proprietary Property, Products or Improvements, whether in the form of signing fee, milestone payment, or other payment, less:

(a)	research and development costs directly related to the Products incurred by Skye to date

(b)	cost incurred to date by Skye in respect of regulatory approvals (including without limitation filing fees)

(c)	payments made by Skye to third parties in respect of the Proprietary Property, Products or Improvements. Such payments shall include but not be limited to payments made for the acquisition or re-acquisition of rights to the Proprietary Property, Products or Improvements.

(d)	payment made to Skye for the issue of SkyePharma equity, other than payments for equity at a price over and above the average of the daily closing share price of SkyePharma PLC common shares as quoted in the London edition of the Financial Times for the 20 days prior to the date of issue of such common shares.

Article 2. Payments

Following good faith negotiations between the parties, the parties have agreed that

2.1	SkyePharma will pay to RDF [**]% of Gross Revenues on all Current and Future Agreements

2.2	RDF hereby waives its rights to any and all payments specified in Article 4.4 of the 1994 Agreement, on all Current and Future Agreements except as set out in Article 2.3 and 2.4 of this Agreement

2.3	In respect of Current Agreements it is agreed that the allowed deductions under Article 1.5 a) b) c) and d) shall be as shown in Appendix 1. For the avoidance of doubt the following examples are given:

a)	For the MundiPharma Agreement, if milestones received by Skye under the Mundipharma Distribution Agreement total $[**], allowable deductions pursuant to Article 1.5 will be $[**] and therefore Other Consideration will be $[**] of which RDF will be due [**]%.

b)	For Nippon Shinyaku, if milestones received by Skye under the Supply and Distribution Agreement are $[**], there will be no allowable deductions and therefore Other Consideration will be $[**] of which RDF will be due [**]%.

c)	For Endo and Medeus Pharmaceuticals, if milestones received by Skye under the Endo Development and Marketing Strategic Alliance Agreement and Medeus Strategic Marketing Agreement are $[**], allowable deductions will be $[**] and therefore Other Consideration will be $[**] of which RDF will be due [**]%.

d)	For Enzon, if milestones received by Skyepharma under the Supply and Distribution Agreement are $[**], allowable deductions will be $[**] and therefore Other Consideration will be $[**] of which RDF will be due [**]%.

e)	No Other Consideration is expected to be received pursuant to the agreements listed in Article 1.2 (b) and therefore, assuming none is received, no monies will be due to RDF pursuant to these agreements.

f)	For all Current Agreements listed in Article 1.2 (a) if all $[**] contracted milestones are received, allowable deductions will be $[**] and therefore Other Consideration will be $[**] of which RDF will be due [**]%.

2.4	In respect of Future Agreements Skye will pay to RDF [**]% of “Other Consideration”. For the purposes of such calculation for Future Agreements, the deductions under Article 1.5 of this Agreement will not apply and the only allowable deduction will be for payments of research and development costs by a partner which directly relate to a Product and are paid over to a Contract Research Organisation or other such clinical trial organisation

Article 3. Shares

Within 30 days of the Effective Date of this Agreement, Parent will allot and issue to RDF, credited as fully paid, [**] ordinary shares (the “Shares”) of [**] each of parent (representing [**] ADR’s) based on a price of $[**] per ADR, equivalent in value to $[**]. In the event that the price of the Parent’s ADRs exceeds as of the day prior to the Effective Date of this Agreement $[**] per ADR or is less than $[**] per ADR, both as quoted in the daily price activity report provided to Parent by the Bank of New York then in such event the number of issuable Shares shall be recomputed using instead of the price of $[**] per ADR the average of the daily closing share price of Parent’s ADRs as quoted in the daily price activity report provided to Parent by the Bank of New York for the 10 days prior to the Effective Date of this Agreement. The issued Shares will bear the legend shown in Appendix II to this Agreement. RDF hereby gives the following Reps and Warranties to Parent in respect to the issued Shares:

3.1	Selling Restrictions. RDF is acquiring the Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof or interest therein. RDF agrees that if in future it decides to sell or otherwise transfer the Shares, it will do so only in accordance with the terms of this Agreement and (A)(1) to a person whom RDF and any person acting on its behalf reasonably believe is a qualified institutional buyer within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (2) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (4) pursuant to sales registered under the Securities Act, and (B) in each case, in accordance with all applicable securities laws of the states of the United States.

3.2	Institutional Accredited Investor. RDF is an institution which is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D under the Securities Act (an “Institutional Accredited Investor”) and is acquiring the shares for its own account.

3.3	Financial Knowledge, Sophistication and Experience. RDF, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment in the shares, and has so evaluated the merits and risks of such investment.

3.4	Ability of RDF to Bear Risk of Investment. RDF is aware that the purchase of the shares involves substantial risk and RDF is able to bear the economic risk of an investment in the shares and is able to afford a complete loss of such investment.

3.5	Access to Information. RDF acknowledges receipt of Parent’s Annual Report on Form 20-F for the year ended December 31,2002, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 27, 2003, and all of Parent’s Reports on Form 6-K furnished to the SEC after such date and further acknowledges that it has been afforded (1) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent; (2) access to information (other than material non-public information) about Parent and the Parent’s financial condition, results of operations, business, properties, management and prospects that RDF deemed necessary to enable it to evaluate its investment in the shares; and (3) the opportunity to obtain such additional information (other than material non-public information) which Parent possesses or can acquire without unreasonable effort or expense that RDF deemed necessary to make an informed investment decision with respect to the shares.

3.6	Reliance. RDF understands and acknowledges that (1) the shares are being offered and sold to it without registration under the Securities Act and (2) the availability of such exemption depends in part on, and that Parent will rely upon the accuracy and truthfulness of, the foregoing representations and RDF hereby consents to such reliance.

Article 4. Entire Agreement Modification and Waiver

4.1	This Agreement (including the Appendices and attachments hereto) together with the Assignment Agreement (including the Appendices and attachments thereto) set out and constitute the entire understanding, warranties and agreement of the parties. The parties acknowledge that no reliance is placed on any prior agreement, representation or understanding whether written or oral relating to its subject matter. In the event of any conflict between the terms of this Agreement and the terms of the Assignment Agreement, the terms hereof shall control.

4.2	No amendment or waiver of this Agreement or of any right herein shall be deemed effective unless made in writing and agreed to in writing by a duly authorised officer of each of the parties.

4.3	Without RDF’s prior written consent, Skye shall not amend any of the Current Agreements in any manner which would adversely affect the amount of consideration to be received by RDF.

Article 5. Governing Law and Jurisdiction

This Agreement is governed by and shall be construed in all respects with the laws of the State of Nevada, U.S.A. applicable to contracts made in such State without regard to conflicts of law doctrines, and the parties agree that jurisdiction and venue for any dispute regarding this Agreement will be in such State.

IN WITNESS whereof the duly authorised representative of the parties have executed this Agreement effective as of the day and year first above written.

Signed by:

/s/ [Illegible]

duly authorised for and on behalf of

SkyePharma Inc

Title:	DIRECTOR

Date:	15 APRIL 2004

Signed by:

/s/ [Illegible]

duly authorised for and on-behalf of

Research Development Foundation

Title:	President

Date:	April 15, 2004

Appendix I

Current Agreements

Appendix II

Legend for Parent’s Restricted Shares Issuable to RDF

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THE ORDINARY SHARES REPRESENTED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE SHARES MAY NOT BE DEPOSITED INTO ANY UNRESTRICTED DEPOSITORY RECEIPT FACILITY IN RESPECT OF ORDINARY SHARES ESTABLISHED

OR MAINTAINED BY A DEPOSITORY BANK UNLESS SUCH SHARES MAY BE RESOLD PURSUANT TO RULE 144(K). EACH HOLDER REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.

APPENDIX I – Current Agreements

KEY FINANCIAL TERMS	MILESTONES TO BE RECEIVED (1)	ALLOWABLE DEDUCTIONS (2)

Pharmis Biofarmaceutica Supply and Distribution Agreement (dated August 2003)

Approval for Solid Tumour	$[**]
MundiPharma Distribution Agreement (30th June 2003)

On top 5 markets if ex-company price is €[**] per vials or greater - $[**]	$[**]
On EMEA approval - $[**]	$[**]
On EMEA approval in top 5 markets if ex-company price is €[**]
Per vial or greater - $[**]	$[**]

Elan Acquisition Agreement (12th March 2003)

Return of rights to DepoCyt from Elan
- Completion of enrolment for Phase IV - $[**]		$[**]
- EMEA Approval for Neoplastic Meningitis - $[**]		$[**]

MundiPharma Total	$[**]	$[**]

1

KEY FINANCIAL TERMS	MILESTONES TO BE RECEIVED	ALLOWABLE DEDUCTIONS

Nippon Shinyaku Supply and Distribution Agreement (29th June 2001)

Submission of NDA for Japan $[**]	$[**]
Supply of first product $[**]	$[**]
Net Sales of $[**] per year - $[**]	$[**]
Net Sales of $[**] per year - $[**]	$[**]
Net Sales of $[**] per year - $[**]	$[**]

Enzon Supply and Distribution Agreement (31st December 2002)

On sales reaching - $[**] - $[**]	$[**]
On sales reaching - $[**] - $[**]	$[**]
US Registration for neoplastic inication - before Dec 2006 - $[**]	$[**]
- before Dec 2007 - $[**]
-afterDec 2007 -$[**]

Research and Development expenses		$[**]

Enzon Total	$[**]	$[**]

Endo Pharmaceuticals Inc Development and Marketing Strategic Alliance Agreement (31 December 2002)

FDA Approval	$[**]
First time annual Net Sales $[**]	$[**]
First time annual Net Sales $[**]	$[**]

Total Endo	$[**]

2

KEY FINANCIAL TERMS	MILESTONES TO BE RECEIVED	ALLOWABLE DEDUCTIONS

Medeus Pharma Ltd Strategic Marketing Agreement

Signing	$[**]
1st Marketing Authorisation	$[**]
2nd country launched	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]
Annual sales €[**]	$[**]

Total Medeus	$[**]

Historical Research and Development expenses		$[**]
Future Research and Development commitment under Medeus Contract		$[**]

Total DepoMorphine	$[**]	$[**]

Total All Products	$[**]	$[**]

(1)

As summarized in Appendix A to the memorandum from Thomas Brorby dated 10 March, 2004, less the $[**] milestone in respect of FDA filing of DepoMorphine which was received from Endo in 2003 plus $[**] milestones in Medeus contract announced 7 April ($[**] less $[**] plus $[**] = $[**]). N.B no net impact on draft proposal.

(2)	As summarized in Appendix II to memorandum from Donald Nicholson dated 22 August, 2003 plus $[**] clinical costs committed to under Medeus contract.

3